                         LOAN AND SUBSCRIPTION AGREEMENT

      AD-STAR SERVICES, INC., a New York corporation, with its principal office at 4553 Glencoe Avenue, Suite 325, Marina del Rey, California 90292 and any successor thereto (hereinafter referred to as "Borrower"), and INTEREQUITY CAPITAL PARTNERS, L.P., a Delaware limited partnership, having an office at 220 Fifth Avenue, New York, N.Y. 10001 (hereinafter referred to as "Lender"), hereby enter into this Loan Agreement ("Agreement") dated as of July 13, 1999.

SECTION 1. CERTAIN DEFINITIONS

      1.1 The following terms used in this Agreement will have the meanings given below:

ADDITIONAL LOAN                       Defined in Section 4.8 of the Security
                                      Agreement.

ADDITIONAL LOAN NOTE                  Defined in Section 4.8 of the Security
                                      Agreement.

AFFIDAVIT OF CONFESSION OF JUDGMENT   Defined in Section 6.1(c).

CASH FLOW ANALYSIS PROJECTIONS        Defined in Section 10.1(r).

CASH IN-FLOWS                         All Cash In-Flows realized including,
                                      without limitation, revenues, cash
                                      balances from borrowings and asset sales.

CASH OUTFLOWS                         All expenditures, including, without
                                      limitation, general expenses and
                                      financing liabilities

CLAIMS AND EXPENSES                   Any and all claims, lawsuits of any kind,
                                      judgments, losses, damages, liabilities, penalties, costs and reasonable expenses arising out of transactions contemplated under this Agreement or under the Collateral Documents, including all
                                      "Legal Costs and Expenses" (defined
                                      below) incurred in connection therewith.

CLOSING SHARES                        Defined in Section 4.1.

COLLATERAL                            Shall have the meaning assigned to such
                                      term in the Security Agreement.

COLLATERAL DOCUMENTS                  The Note, any Additional Loan Note, the
                                      Security Agreement, the Affidavit of
                                      Confession of Judgment, the Patent and
                                      Trademark Collateral Assignment, the
                                      Copyright Security Agreement, and the
                                      applicable UCC-1 Statements.

COMPANY                               Borrower

COPYRIGHT OFFICE                      Defined in Section 6.3.

COPYRIGHT SECURITY AGREEMENT          Defined in Section 6.3

DOCUMENTATION                         Technical specifications; information
                                      regarding version numbers and usage of
                                      the development environment, editors,
                                      assemblers, compilers, library managers, linkers; any worksheets, flowcharts or other programming materials relating to the Programs; any user manuals, reference manuals, training manuals or installation guides relating to the Programs; and other licensed third party programs used in connection with the Programs.

EBIT Earnings of the Borrower before interest and taxes of the Borrower.

EBITDA Earnings of the Borrower before interest, taxes, depreciation and amortization of the Borrower.

EIGHTEEN MONTH ANNIVERSARY DATE       The eighteen month anniversary of the
                                      Loan Closing Date.

FIRST YEAR ANNIVERSARY DATE           The first year anniversary of the Loan
                                      Closing Date.

HOLDER                                Lender and any transferee of Lender's
                                      Equity.

INTEREST COVERAGE                     Ratio of EBIT of the Borrower to interest
                                      expense of the Borrower.

JUNIOR LENDERS                        Shall mean, collectively, each of the
                                      purchasers of a Junior Note pursuant to
                                      the terms of the Subscription Agreement, and any of their successors and assigns.

JUNIOR NOTE                           Shall mean a 12% convertible subordinated
                                      unsecured note issued by the Company
                                      pursuant to the terms of the Subscription
                                      Agreement.

LEGAL COSTS AND EXPENSES              Any and all reasonable attorneys' fees and
                                      disbursements, court costs and other
                                      litigation expenses.

LENDER EQUITY                         Defined in Section 4.2(e).

LICENSEE PROGRAMS                     Programs in the form delivered to
                                      licensees of the Company.

LOAN                                  Defined in Section 2.1.

LOAN CLOSING AND THE                  Defined in Section 2.2.
LOAN CLOSING DATE

MANDATORY COMPENSATION REDUCTIONS     Defined in Section 10.1(r)

MATURITY DATE                         The expiration of five years from the
                                      Loan Closing Date.

NET WORTH                             Total assets of the Borrower minus total
                                      liabilities of the Borrower.

NINE MONTH ANNIVERSARY DATE           The ninth month anniversary of the Loan
                                      Closing Date.

NOTE                                  Defined in Section 2.2.

OFFERING The public offering of Shares where the Company raises gross proceeds of at least $12,000,000.

PATENT AND TRADEMARK ASSIGNMENT       Defined in Section 6.1(b).

PERMITTED LIENS                       Defined in Section 9.1(k).

POST-CLOSING SHARES                   Defined in Section 4.2.

PRINCIPALS                            Leslie Bernhard, President; Eli Rousso,
                                      Executive Vice President;

PRO FORMA BALANCE SHEET               A balance sheet delivered by Borrower to
                                      Lender prior to the Loan Closing Date
                                      taking into account the proceeds of the
                                      Loan and other costs and expenditures
                                      from March 31, 1999, in form and
                                      substance satisfactory to Lender.

PROGRAMS All computer programs in object code and source code formats and accompanying documentation licensed by the Company as part of its business.

QUALIFIED SALE                        Defined in Section 4.4(b).

REGISTRATION RIGHTS AGREEMENT         The Registration Rights Agreement dated
                                      as of the date hereof between the Company and the Lender, in form and substance satisfactory to Lender.

SBA REGULATIONS                       Defined in Section 5.2.

SEC                                   United States Securities and Exchange
                                      Commission and any successor thereto.

SECURITY AGREEMENT                    Defined in Section 6.1(a).

SHARE CERTIFICATE                     A certificate representing the Shares.

SHARES                                Borrower's shares of Common Stock,
                                      without par value.

SIX MONTH ANNIVERSARY DATE            The sixth month anniversary of the Loan
                                      Closing Date.

SOURCE CODE                           Shall mean uncompiled and/or unassembled
                                      program coding that is used to produce
                                      the object code files or libraries that
                                      are subsequently linked together to make the non-modifiable runtime format of the Programs. This Source Code shall be the same that is used by the Company's programming staff to maintain, modify and enhance the Programs.

SUBORDINATION AGREEMENT               Each Subordination Agreement between the
                                      Company, a Junior Lender and the Lender, in form and substance satisfactory to Lender.

SUBSCRIPTION AGREEMENT                As the context may require, any or all of
                                      the Subscription Agreements dated as of
                                      April 30, 1999 and March 12, 1999 and
                                      March 22, 1999 pursuant to which the
                                      Company collectively offered the Junior
                                      Notes in a maximum aggregate principal
                                      amount of $1,500,000 (and any additional subscription agreement which may be subsequently executed in connection with such offering of the Junior Notes), as may be applicable to the respective
                                      Junior Note.

TEMPLATE SOURCE CODE                  Source Code for the Programs which are the
                                      basis for any Licensee Program.

UNIFORM COMMERCIAL CODE               The Uniform Commercial Code as is in
                                      effect in the State of New York.

SECTION 2. THE LOAN

      2.1 Simultaneously with the execution of this Agreement, Lender is purchasing a note of the Borrower for a purchase price equal to 99.88235% of the principal amount of $850,000 US Dollars (such purchase referred to either as the "Note Purchase" or the "Loan"; and, together with any Additional Loans that may be advanced pursuant to Section 4.8 of the Security Agreement, the "Loans") receipt of which is acknowledged by Borrower.

      2.2 The Loan is evidenced by a promissory note (the "Note") made by the Borrower payable to Lender, which is being executed and delivered to Lender contemporaneously herewith (such loan and delivery being hereinafter called the "Loan Closing" and the date thereof being hereinafter called the "Loan Closing Date"). A copy of the Note is attached to this Agreement as Exhibit 1.

      2.3 The Note is payable in accordance with its provisions which include, inter alia:

            (a) Interest (computed on the basis of a 360-day year) on the unpaid principal amount of the Loan for the period from and including the date the Loan is disbursed to but excluding the date the Loan shall be paid in full shall be at the rate of fourteen percent (14 %) per annum. Interest payments only shall be payable monthly in arrears commencing on the first day of the month following the date of the Note and continuing on the first day of each succeeding month until the first day of the month following the Six Month Anniversary Date. After the first day of the month following the Six Month Anniversary Date, the principal of the Note together with interest thereon shall be amortized and payable in fifty-four (54) equal successive monthly installments commencing on March 1, 2000 and concluding on the Maturity Date.

            (b) The principal of the Note and accrued interest thereon shall become immediately due and payable upon the occurrence of an Event of Default as defined in Article 5 of the Security Agreement.

            (c) Notwithstanding any provision in this Agreement or in the Note, in no event shall the interest rate applicable to the Loan exceed that permitted by the laws or governmental regulations applicable to the Lender that limit rates of interest that may be charged or collected by Lender. If any payment hereunder or under the Note shall be found to constitute a payment of interest in excess of that permitted under the laws or governmental regulations applicable to the Lender that limit rates of interest that may be charged or collected by the Lender, then the amount of such excess payment shall be refunded to Borrower.

            (d) The Note may be prepaid in full or in part at any time without penalty; provided, however, that such prepayments are made in increments of at least $100,000 (or the unpaid balance on the Note, if less).

SECTION 3. COMMITMENT FEE

      3.1 As of the Loan Closing Date, Borrower has paid Lender a commitment fee of $17,000, receipt of which is hereby acknowledged by Lender.

SECTION 4. LENDER EQUITY

      4.1 Simultaneously with the Loan Closing Date hereunder, the Lender is purchasing 1.603 shares from the Borrower, representing 1.5% of the total common equity of the Borrower (the "Closing Shares") and the rights described in
Section 4.2 hereof for a purchase price equal to $1,000. The Closing Shares when delivered shall be validly issued, fully paid and nonassessable, and not subject to preemptive rights.

      4.2 (a) If the Loans have not been repaid in full on the Nine Month Anniversary Date, the Ten Month Anniversary Date or the Eleventh Month Anniversary Date, then on each such anniversary date where any portion of the Loans remain unpaid, Borrower shall deliver to Lender additional Shares representing 1/3 of 1% of Borrower's total common equity then outstanding after giving effect to the issuance of such additional Shares to Lender (after taking into account (i) any dividend paid or distribution made to the holders of such common equity in Shares or any security or other instrument convertible into common equity, (ii) any subdivision or combination of the Shares or (iii) any reclassification of the Shares).

            (b) On the First Year Anniversary Date, if repayment of the Loans in full has not occurred, Borrower shall deliver to Lender Shares representing an additional 1% of Borrower's total common equity then outstanding after giving effect to such issuance of additional shares (after taking into account (i) any dividend paid or distribution made to the holders of such common equity in Shares or any security or other instrument convertible into common equity, (ii) any subdivision or combination of the Shares or (iii) any reclassification of the Shares).

            (c) On the Eighteen Month Anniversary Date, if repayment of Loans in full has not occurred, or if before then at any time an Offering has occurred and no repayment in full of the Loan has been made (within 3 business days of the completion of the Offering), Lender may exchange all of its Shares for Shares representing 14% of Borrower's total common equity then outstanding after giving effect to such exchange (after taking into account (i) any dividend paid or distribution made to the holders of such common equity in Shares or any security or other instrument convertible into common equity (ii) any subdivision or combination of the Shares or (iii) any reclassification of the Shares).

            (d) For every six-month period following the Eighteen Month Anniversary Date, Borrower shall deliver to Lender Shares representing 0.5% of Borrower's then outstanding total common equity then outstanding after giving effect to the issuance of such additional Shares to Lender (after taking into account (i) any dividend paid or distribution made to the holders of such common equity in Shares or any security or other instrument convertible into common equity, (ii) any subdivision or combination of the Shares or (iii) any reclassification of the Shares) so long as any portion of the Loans remains unpaid at the end of each such six-month period.

            (e) The Shares issued and delivered by Borrower to Lender in accordance with this Section 4.2 (collectively, the "Post-Closing Shares"; and, together with the Closing Shares, "Lender Equity") shall be reserved by the Company and shall, in each case, be, when delivered, validly issued, fully paid and nonassessable, and not subject to preemptive rights, and the Company acknowledges that in connection with any such issuance or exchange of Post-Closing Shares, Lender has given Borrower consideration for such Post-Closing Shares and that a portion of such consideration in an amount equal to or greater than
      (i) if such post-closing shares are assigned par value in the Company's Certificate of Incorporation, the par value or (ii) if such Post-Closing Shares are without par value, the value of the Post-Closing Shares (as duly determined by the Company's Board of Directors in accordance with the corporate law of the jurisdiction of its incorporation) has been allocated to the Company's capital account. Upon Lender's request, in connection with any issuance of Post-Closing Shares pursuant to this Section 4.2 (including Post-Closing Shares issued in connection with the exchange contemplated by Section 4.2(c)), Borrower shall deliver to Lender prior to such issuance a legal opinion from counsel reasonably satisfactory to Lender stating that the Post-Closing Shares then being issued are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

            (f) Lender acknowledges that each of the Shares and the Post-Closing Shares shall be subject to certain lock-up restrictions imposed by any underwriter in connection with any future public offering of such shares, and Lender shall execute and deliver any lock-up agreement requested by such underwriter to evidence such lock-up restrictions; provided, however, that the terms of any such lock-up agreement shall be no more restrictive to Lender than the terms of any other lock-up agreement executed by any other holder of the Company's Shares.

      4.3 Lender shall receive the demand and piggyback registration rights set forth in the Registration Rights Agreement being delivered to Lender as of the Closing Date. In addition, (i) the Shares held by Lender are not freely transferable without first being registered with the SEC or (ii) if the exchange of Shares for Post-Closing Shares described in Section 4.2(c) hereof has occurred, then Lender will receive demand and piggyback registration rights whenever such rights are granted to others on terms which are superior to the terms (including, without limitation, any holding periods) set forth in Registration Rights Agreement.

      4.4 (a) If at the Maturity Date, or at any time thereafter, a "Qualified Sale", as hereinafter defined, has not occurred, Lender may sell its Shares to the Borrower for a purchase price equal to the value of such Shares pro rata to the total value of the Borrower, when the total value of the Borrower shall be deemed equal to (i) ten times EBITDA (as calculated by the most recent year-end financial statements or by reference to the twelve months prior to the date of such sale, whichever is higher) or (ii) if more than the amount calculated in
(i), that price established by an independent valuation by an appraiser chosen by Lender ("Lender's Appraiser"). The independent valuation shall be at the expense of Lender. If Borrower disagrees with such appraised value, Borrower may hire another appraiser at its sole cost and expense ("Borrower's Appraiser"). If Lender's Appraiser and Borrower's Appraiser cannot agree on a value within fifteen days after Borrower's Appraiser has been designated, Borrower's Appraiser and Lender's Appraiser shall select a third appraiser (the "Third Appraiser") to determine the value of the Company. The determination of the Third Appraiser shall be final and binding, and the fees and expenses of the Third Appraiser shall be shared equally by the parties. If the Lender shall decide to exercise its option to sell its Shares to the Company as described herein, the Lender shall send to the Company written notice of such decision in accordance with Section 17 of this Agreement, and, the Company shall effectuate within thirty (30) days after receipt of such notice, the sale of such Shares. The closing of such sale shall be held at a place and time satisfactory to Lender.

            (b) For purposes of Section 4.4(a), "Qualified Sale" shall mean (i) a public offering by Borrower resulting in total gross proceeds to the Borrower of not less than $8,000,000, or (ii) a sale by Borrower of a significant part of its assets and business not in the ordinary course of its business or a merger or consolidation, in any of which cases the aggregate consideration received by Borrower and/or its stockholders is not less than $8,000,000.

      4.5 The Company further covenants and agrees that it will pay, when due and payable, any and all federal and state stamp, original issue or similar taxes that may be payable in respect of the original issue of any Closing Shares or Post-Closing Shares or certificates therefor.

      4.6 The Lender acknowledges the following restrictions on any transfer of the Shares issued in connection with this Agreement:

            (a) Neither the Closing Shares nor the Post-Closing Shares issuable upon the terms of Section 4.2 hereof have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and unless so registered, may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless an exemption from such registration is available. In the event a Holder desires to transfer the Closing Shares or any of the Post-Closing Shares issued hereunder, the Holder must give the Company prior written notice of such proposed transfer including the name and address of the proposed transferee. Such transfer may be made only upon receipt by the Company of an opinion of counsel to the Company to the effect that the proposed transfer will not violate the provisions of the Securities Act, the rules and regulations promulgated thereunder, or any applicable state securities or "blue sky" laws, because such transfer is exempt from the registration requirements.

            (b) Prior to any such proposed transfer, and as a condition thereto, if such transfer is not made pursuant to an effective registration statement under the Securities Act, the Holder will, if requested by the Company, deliver to the Company (i) an investment covenant signed by the proposed transferee,
(ii) an agreement by such transferee to the impression of the restrictive investment legend set forth herein on the certificate or certificates representing the securities acquired by such transferee, (iii) and an agreement by such transferee that the Company may place a "stop transfer order" with its transfer agent or registrar.

            (c) Except as restricted hereby, the Shares may be transferred by the Holder in whole or in part at any time or from time to time. Upon surrender of the Shares Certificate to the Company or at the office of its stock transfer agent, if any, with assignment documentation duly executed and funds sufficient to pay any transfer tax, and upon compliance with the foregoing provisions, the Company shall, without charge, execute and deliver a new Share Certificate in the name of the assignee named in such instrument or assignment, and this Share Certificate shall promptly be canceled. Any assignment, transfer, pledge, hypothecation or other disposition of the shares attempted contrary to these provisions, or any levy of execution, attachment or other process attempted upon the Shares, shall be null and void and without effect.

            (d) Unless the Shares have been registered under the Securities Act, upon issuance of any of the Closing or Post-Closing Shares, the Company shall instruct its transfer agent to enter stop transfer orders with respect to such shares, and all certificates representing such Shares shall bear on the face thereof substantially the following legend:

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE "SECURITIES ACT"), OR THE "BLUE SKY" OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED, AND ANY TRANSFER OR PURPORTED TRANSFER SHALL NOT BE RIGHTFUL UNDER THE UNIFORM COMMERCIAL CODE, AND THE COMPANY SHALL HAVE NO DUTY TO REGISTER A TRANSFER OF THESE SECURITIES EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF ANY APPLICABLE "BLUE SKY" OR SIMILAR STATE SECURITIES LAWS, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH THE SECURITIES ACT. THESE SECURITIES ARE GOVERNED BY THE TERMS OF A LOAN AND SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF DATED __________, 1999. THE RESTRICTIONS CONTAINED HEREIN ARE BINDING ON THE HOLDER HEREOF AND HIS/HER SUCCESSORS AND ASSIGNS.

      4.7 Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of a Share Certificate and of an unsecured indemnity from the Holder reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of the Share Certificate, if mutilated, the Company shall execute and deliver to the Holder a new Share Certificate of like date, tenor and denomination.

SECTION 5. USE OF PROCEEDS

      5.1 The proceeds of the Loan will be used by the Borrower for marketing, expansion, implementation of internet capability, and transaction costs associated with this Agreement and for general operating and working capital purposes.

      5.2 Borrower shall not use the proceeds of the Loan for any purpose contrary to the purposes contemplated by the Small Business Investment Act of 1958, as amended, including any subsequent amendments, or for any purpose that may be in conflict with any regulations issued by the U. S. Small Business Administration as they relate to the Small Business Investment Company program (such regulations, the "SBA Regulations"). Such prohibited uses include:

            (i) personal use by shareholders, officers and employees of Borrower;

            (ii) use for any relending or reinvesting purposes, if the primary business activity of such person involves, directly or indirectly, providing funds to others, the purchase of debt obligations, factoring, or long term leasing of equipment with no provision for maintenance or repair;

            (iii) use for purchasing any stock in or providing capital to any small business investment company;

            (iv) use for making any real estate purchases if a Borrower is classified under Major Group 65 of the Standard Industrial Classification Manual unless such transaction would otherwise be exempt by virtue of Section 901(c) of the SBA Regulations pertaining to Small Business Investment Companies;

            (v) use for purposes contrary to the public interest, including but not limited to activities which are in violation of law, or inconsistent with free competitive enterprise; or

            (vi) use for foreign investment and use outside the United States except as may be permitted under Section 901 (e) of the SBA Regulations pertaining to Small Business Investment Companies.

SECTION 6. COLLATERAL

      6.1 The Loan is secured as provided in the following documents, which are being executed and delivered simultaneously with this Agreement:

            (a) a security agreement from Borrower in substantially the form attached hereto as Exhibit 2 granting Lender the security interests set forth therein (the "Security Agreement");

            (b) a collateral assignment of all of Borrower's patents and trademarks in form appropriate for recording and satisfactory to Lender's counsel (the "Patent and Trademarks Assignment") in substantially the form attached hereto as Exhibit 3;

            (c) an Affidavit of Confession of Judgment against, and executed by, Borrower in favor of Lender (in the form attached hereto as Exhibit 4); and

            (d) UCC-1 Financing Statements granting Lender a security interest in property of Borrower in form and content satisfactory to Lender.

      6.2 It is understood and agreed that Lender shall have a first priority security interest in all Borrower' assets, which security interest may be freely assigned by Lender. Lender hereby acknowledges that Borrower has entered into the Subscription Agreement with the Junior Lenders for the issuance of the Junior Notes in a maximum aggregate principal amount not to exceed $1.5 million and, in connection therewith, the Borrower shall procure that each Junior Lender execute and deliver a Subordination Agreement in form and substance satisfactory to Lender (x) with respect to Junior Notes outstanding as of the Loan Closing Date in an aggregate principal amount of not less than $850,000 on the Loan Closing Date, (y) with respect to the remainder of any Junior Notes outstanding as of the Loan Closing Date, in accordance with Section 10.1(n) hereof and (z) prior to issuance of any additional Junior Notes.

      6.3 Within fourteen (14) days of the Loan Closing Date, Borrower shall deliver to Lender a Copyright Security Agreement describing in detail each software program subject to copyright protection (the "Copyright Security Agreement"), in form and substance satisfactory to Lender, to be filed with the United States Copyright Office (the "Copyright Office"). In the event that Borrower decides to register any copyright of the Borrower with the Copyright Office subsequent to the Loan Closing Date and prior to the date the Loans have been paid in full, Borrower, without further request or action on the part of Lender, shall, (a) prior to such registration, deliver to Lender a proposed amendment to the Copyright Security Agreement (referencing the registration application of such copyright), and, (b) after Lender has approved such amendment to the Copyright Security Agreement (each such amendment to be reasonably satisfactory to Lender and Lender's counsel), arrange to file such amendment to the Copyright Security Agreement with the Copyright Office simultaneously with the registration of such copyrights.

SECTION 7. CLOSING DOCUMENTS

      7.1 Simultaneously with the execution and delivery of this Agreement, the Loan is being funded and Borrower is delivering or has delivered to Lender the following documents, duly executed and (where required) witnessed or notarized:

            (a) the Note;

            (b) the documents set forth in Section 6. 1;

            (c) Secretary's Certificate of Borrower as to (i) Certificate of Incorporation, (ii) By-laws (iii) resolutions of its Board of Directors authorizing (A) the borrowing hereunder, (B) the issuance of the Closing Shares and the issuance of the Post-Closing Shares, and (C) the execution and delivery of this Agreement and the transactions contemplated hereby and thereby;

            (d) Opinion Letter of Attorneys for Borrower (in form and content attached hereto as Exhibit 5);

            (e) Remaining commitment fee in the amount of $8,500 by checks;

            (f) Share Certificate(s), duly executed by the Company in accordance with the By-laws of the Company, representing the Closing Shares;

            (g) Registration Rights Agreement; and

            (h) Subordination Agreements in respect of the Junior Notes representing an aggregate principal amount of not less than $850,000.

SECTION 8. CONDITIONS PRECEDENT TO PERFORMANCE BY LENDER

      Lender's obligation to make the Loan on the Loan Closing Date is subject to the satisfaction of the following conditions (or waiver thereof by Lender):

            (a) All documents required to be executed and delivered by Borrower in accordance with Section 7 shall have been executed in fact and made available to Lender;

            (b) Lender shall be satisfied with all personal and business credit checks;

            (c) Lender shall have reviewed and found satisfactory a signed commitment letter for the underwriting of the Offering;

            (d) Lender shall be satisfied with all of its legal and financial due diligence;

            (e) Lender shall be satisfied with all employment agreements and non-compete agreements with the Borrower's key management, operating and technical personnel;

            (f) There shall have been no material change in the ownership or corporate structure of the Borrower since March 31, 1999; provided, however, that Lender acknowledges that the shares of Jeff Diamond (representing nineteen (19%) of the common equity of the Borrower) may be repurchased by the Borrower (or purchased by one or more third parties with the consent of the Lender, provided, that the Lender shall not be unreasonable in withholding any such consent) for a price not to exceed $500,000 (such purchase price limitation to apply only to a repurchase by the Borrower) so long as Lender is satisfied with any additional financing arrangements related to the repurchase;

            (g) All appraisals of the Collateral requested by Lender shall have been accomplished and shall be satisfactory to Lender;

            (h) All environmental impact statements requested by Lender shall have been delivered to Lender and shall be satisfactory to Lender;

            (i) The Loan shall be in compliance with any and all regulations issued by the U.S. Small Business Administration as they relate to the Small Business Investment Company program;

            (j) All representations and warranties of Borrower shall be true and correct as of the Loan Closing Date and a Principal shall have certified thereto;

            (k) The Registration Rights Agreement shall be in form and substance satisfactory to Lender; and

            (l) Borrower shall have delivered to Lender the Pro Forma Balance Sheet.

SECTION 9. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

      9.1 To induce Lender to make the Loan hereunder, the Borrower represents, warrants and agrees that:

            (a) Borrower validly exists and is in good standing under the laws of New York and is qualified to do business in California and in other states where the ownership of property or the nature of the business conducted by it requires such qualification except for where the failure to be so qualified would not have a material adverse affect (it being understood that the failure to be qualified in California would have a material adverse effect); Borrower has no subsidiaries.

            (b) Borrower has the requisite corporate authority and power to enter into this Agreement, to borrow money as contemplated hereby, to issue the Note and the Closing Shares and the Post-Closing Shares, and to execute and deliver this Agreement, each of the Collateral Documents and any other documents required and described in this Agreement, and the execution and delivery of this Agreement, the Collateral Documents and the documents to be delivered hereunder have been duly authorized by Borrower; The Agreement, the Collateral Documents, and such other documents are valid and enforceable against Borrower in accordance with their terms.

            (c) Borrower's financial statements consisting of a balance sheet as of December 31, 1998 and a statement of operations for the year then ended, a balance sheet as of December 31, 1997 and a statement of operations for the year then ended, and an unaudited interim balance sheet as of March 31, 1999 and a statement of operations for the three months then ended, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis and present fairly in all material respects the financial position of Borrower as of the dates of the respective balance sheets and the results of its operations for the applicable periods then ended.

            (d) All representations made by Borrower to Lender in this Agreement or in any Collateral Document are true and correct in all material respects as of this date.

            (e) Borrower is not a party to, or threatened by, any suits, actions, claims, or investigations by any governmental body or legal, administrative or arbitration proceeding which may result, either singly or in the aggregate, in any material adverse change in the business, prospects or assets of the Borrower.

            (f) There are no outstanding orders, judgments, writs, injunctions or decrees of any court, governmental agency, or arbitration tribunal which may result, either singly or in the aggregate, in any material adverse change in the business, prospects or assets of Borrower.

            (g) Borrower is not a party to, or bound by, any contract or instrument which would be in breach as a result of any of the transactions contemplated by this Agreement.

            (h) Borrower is not in breach of, in default under, or in violation of, any decree, order, rule or regulation, or any indenture, contract, agreement, deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, instrument or obligation or, to its knowledge, any law to which it is a party or by which it is bound, or to which any of its assets is subject, in each case which breach, default or violation would have a material adverse effect on Borrower, and the execution, delivery and performance of this Agreement and the Collateral Documents will not constitute any such breach, default or violation, or require consent or approval of any court, governmental agency, or body, except as may be expressly provided herein or shall have been obtained.

            (i) Since March 31, 1999, there has not been a material adverse change in the condition (financial or otherwise) of the Borrower, except as previously disclosed in writing by Borrower to Lender.

            (j) Borrower is a small business concern, as defined under the Small Business Investment Act and Regulations, in accordance with SBA Form 480 thereunder and accordingly is entitled to receive the proceeds of this Loan.

            (k) There are no liens, security interests or encumbrances of any kind on any of the assets of Borrower other than Permitted Liens and Lender shall upon the filing of UCC statements as appropriate and the recording of the Patent and Trademark Assignment have a first priority perfected security interest in all such assets. As used herein, "Permitted Liens" shall mean: (i) liens for taxes or assessments which are either (A) not delinquent or (B) being contested diligently and in good faith by appropriate proceedings and as to which Borrower has posted a bond in an amount satisfactory to Lender; and (ii) statutory liens, such as mechanic's, materialman's warehouseman's carrier's or other like liens incurred in good faith in the ordinary course of business provided that the underlying obligations relating to such liens are paid when due in accordance with their terms.

            (l) Each employment and non-compete agreement relating to the Principals, a copy of which has been previously delivered to Lender, has not been modified or amended and is, as of the date hereof, in full force and effect.

            (m) As of the date hereof the number of Shares of each class of Borrower's outstanding stock are as set forth in Schedule 9.1(m) hereto.

            (n) Except as set forth in Schedule 9.1(n), there are no outstanding options, warrants or agreements by the Borrower to issue any additional Shares or securities convertible into Shares.

            (o) Since December 31, 1998, there has not been any material change in the ownership or control of Borrower or in the corporate structure or business of Borrower.

            (p) Borrower owns or validly licenses all trademarks, trademark applications, tradenames (including, without limitation, all rights in and to the trademark and tradename and all derivatives thereof), logos, copyrights, copyrightable works, computer software (including data and related documentation), trade secrets, patents, know how, inventions and similar intellectual property rights and patents and patent applications (collectively "Rights") utilized in and necessary to the conduct of its business as currently being conducted or as is proposed to be conducted (the "Borrower Rights"). Schedule 9.1(p) contains a complete and correct list of all patents and patent applications, trademarks, trademark applications, tradenames, logos and copyrights currently owned by or licensed by or to Borrower in the conduct of its business indicating, where applicable, the registered and beneficial owner and the expiration date thereof and if the subject of a license, the name of each Licensee. The conduct of the business of Borrower as currently conducted and as proposed to be conducted does not, and will not, infringe upon valid Rights of others in any way. Neither the validity of any Borrower Rights, nor the use thereof by Borrower, is the subject of any pending or threatened action to which Borrower, is a party. Borrower does not know of any material use that has been made or is now being made of any of Borrower Rights except by Borrower.

            (q) Borrower is in full compliance with the rules, regulations, procedures and requirements of the U.S. Small Business Administration as they relate to the Small Business Investment Company program and this transaction.

            (r) Borrower's opening balance sheet at the Loan Closing Date shall be substantially the same as the Pro Forma Balance Sheet submitted by the Borrower on July 12, 1999.

            (s) As of the Loan Closing Date, Borrower has issued Junior Notes in an aggregate principal amount of $1,050,000. Borrower further represents that the maximum aggregate principal amount of Junior Notes authorized to be offered by the Company pursuant to the Subscription Agreement is $1,500,000.

            (t) As of the Loan Closing Date, no "Associate" (as such term is defined in the SBA Regulations) of the Lender owns either voting equity interests or total equity interests (including potential interests) of five percent (5%) or more in the Borrower.

SECTION 10. CERTAIN AFFIRMATIVE COVENANTS

      10.1 While the Note is outstanding, the Borrower will do and comply with the following:

            (a) Borrower will promptly make all payments of interest and principal on the Note when due;

            (b) Borrower will comply with the terms and conditions in this Agreement and in those contained in each Collateral Document;

            (c) Borrower will keep accurate and complete books and records and maintain them at its principal office set forth in the first sentence of the Agreement;

            (d) Borrower will furnish to Lender:

                  (i) within ninety (90) days after the end of each calendar year a balance sheet of Borrower and an income statement of Borrower showing the financial condition as of the close of such fiscal year and the results of its operations for such fiscal year and statements of shareholders' equity of Borrower and statements of cash flows of Borrower. All of the foregoing financial statements shall be audited by an independent certified public accountants ("CPA") selected by Borrower and reasonably acceptable to Lender, it being agreed that Price Waterhouse Coopers is acceptable to Lender;

                  (ii) within forty-five (45) days after the end of each calendar quarter, unaudited balance sheets, income statements, statements of shareholders' equity and statements of cash flows of Borrower as of the end of such quarterly period, prepared and certified by the Chief Financial Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower, prepared in accordance with GAAP applied on a consistent basis subject to year-end adjustments;

            (e) For purposes of verifying Borrower's compliance with the provisions of this Agreement and the Collateral Documents, upon five (5) business day's prior notice, Borrower shall permit any authorized representative of Lender and its attorneys and accountants to inspect, examine and make copies and abstracts of the books of account and records of Borrower at reasonable times during normal business hours, and to inspect the Collateral given as security for the Loans; provided, however, that prior to an Event of Default, such inspections will occur no more than once a year and Borrower shall pay all of Lender's reasonable expenses in connection therewith in an amount not to exceed Five Thousand Dollars ($5,000.00), and provided further that (x) from and after the occurrence of an Event of Default and during the continuance thereof, there shall be no limit on either the number of such inspections which can be made by or on behalf of Lender or on the expenses therefor payable by Borrower and (y) from and after the third occurrence of an Event of Default, there shall be no limit on either the number of such inspections which can be made on behalf of Lender or on the expenses therefor payable by Borrower;

            (f) Borrower shall notify Lender of (i) litigation involving amounts of $15,000. or more to which Borrower is a party by mailing to Lender by certified mail within five (5) business days of receipt thereof, a copy of the complaint, motion for judgment, or other such pleadings served on or by Borrower and (ii) any litigation to which Borrower is not a party but which it becomes aware of and which could substantially and adversely affect the operation of Borrower's business or the collateral pledged for this Loan by mailing to Lender by certified mail, a copy of all pleadings obtained by Borrower regarding such litigation within five (5) business days of Borrower's receipt therefor, or if no pleadings are obtained, a letter setting out the facts known about the litigation within five (5) business days after Borrower learns of such litigation. Mailings under this paragraph shall be addressed to:

                  Abraham Goldstein, Managing Director
                  InterEquity Capital Partners, L.P.
                  220 Fifth Avenue
                  New York, New York 10001

            (g) Borrower shall continue to conduct its business in substantially the same general character and manner as conducted as of the date of this Agreement and as proposed to be conducted as set forth in Schedule 10.1(g) and to maintain, preserve and keep, in all material respects its properties, buildings, equipment and fixtures necessary for the operation of its business in reasonable repair and condition (ordinary wear and tear excepted) and promptly pay and discharge or cause to be paid and discharged as and when due any and all income taxes, federal or otherwise, lawfully assessed and imposed upon them, and any and all lawful taxes, rates, levies and assessments whatsoever upon its properties and every part thereof and, on demand, will deliver to Lender certificates or other evidence satisfactory to Lender attesting thereto, provided however that, if Borrower has posted a bond in an amount satisfactory to Lender, nothing contained herein shall be construed as prohibiting Borrower from contesting in good faith the validity of any such income taxes, federal or otherwise, or such other taxes, rates, levies or assessments, and provided, further that Lender, in its sole discretion, shall have the right to remove any liens imposed on the Collateral and Borrower shall promptly reimburse Lender for all amounts so paid by it, including expenses incurred by Lender in connection therewith;

            (h) Borrower shall defend at all times any claim by a third party relating to the possession of, or interest in its assets, including, without limitation, the Borrower Rights;

            (i) Borrower shall make all payments to creditors as shall be necessary to preserve Lender's security interests in the Collateral given to secure the Loans;

            (j) Borrower shall execute and deliver to Lender any additional documents necessary to perfect Lender's security interests in the Collateral given to secure the Loans including (but not limited to) extensions of the Affidavit of Confession of Judgment referred to in Section 6. 1 (c);

            (k) The Chief Executive Officer or Chief Financial Officer of Borrower shall submit a certificate to Lender within forty-five (45) days after the end of each fiscal quarter that to the best of such officer's knowledge and belief, Borrower is in compliance with all of the terms, provisions, conditions and covenants set forth in this Loan Agreement;

            (l) Borrower shall, at all times, keep reserved for issuance that number of Shares as may be required to be issued under Section 4 of this Agreement and, if necessary to effectuate this covenant, shall take prompt action and use its best efforts to cause the number of authorized shares to be increased;

            (m) Each employment and non-compete agreement between the Borrower and each of the Principals and other key management, operating, and technical personnel, as has been reviewed and deemed satisfactory to the Lender shall remain in full force and effect without any modification or amendment thereof;

            (n) Borrower shall: (i)(A) within thirty (30) days of the Loan Closing Date, escrow the Template Source Code, (B) within seventy-five (75) days of the Loan Closing Date, escrow the Source Code relating to the Licensee Programs for the five licensees of the Company then producing the greatest revenues for the Company, (C) within ninety (90) days of the Loan Closing Date, escrow the Documentation relating to the Template Source Code, (D) within 120 days of the Loan Closing Date, escrow the Source Code relating to all Licensee Programs (to the extent not previously escrowed in accordance with subsection
(i)(B) hereof), (E) within 150 days of the Loan Closing Date, escrow the Documentation relating to the Source Code for the licensee then-producing the greatest revenues for the Company, (F) within 180 days of the Loan Closing Date, escrow the Documentation relating to the Source Code for approximately one-third of the Licensee Programs, (G) within 210 days of the Loan Closing Date, escrow the Documents relating to the Source Code for approximately one-third of the Licensee Programs (it being understood that such obligation is in addition to the escrow of Documentation relating to Source Code for Licensee Programs under subsection (i) (E) and (i) (F) hereof, so that, as of the date 210 days from the Loan Closing Date, approximately two-thirds of the Documentation relating to the Source Code for Licensee Programs will have been delivered into escrow), and (G) within 240 days from the Loan Closing Date, escrow the remaining Documentation relating to the Source Code for Licensee Programs (so that, as of the date 240 days from the Loan Closing Date, Documentation relating to the Source Code for ninety-five percent (95%) of the Licensee Programs has been escrowed), in each case, for purpose of this subsection (i), with a software escrow agent satisfactory to Lender, and pursuant to a software escrow agreement in form and substance satisfactory to Lender, which escrow agreement shall include a worldwide, perpetual, royalty-free license (with full rights to grant sublicenses) to use and create derivative works from the Programs in object code and source code format; (ii) (A) within three (3) days of the Loan Closing Date, obtain (and thereafter maintain) business interruption insurance and insurance on the business assets of Borrower in the amount equal to the value of such business assets; and (B) within twenty (20) days of the Loan Closing Date obtain (and thereafter maintain) key man life insurance on the life of each of the Principals in the amount of $850,000 (in the case of (A) and (B) of this subsection (ii) such insurance to be from licensed carriers acceptable to Lender, with the policies thereon made payable to Lender as its interest may appear); (iii) within thirty (30) days of the Loan Closing Date, furnish to Lender, Subordination Agreements for any Junior Lender which did not execute and deliver a Subordination Agreement on the Loan Closing Date; and (iv) upon the proposed issuance of any additional Junior Notes, furnish to Lender a Subordination Agreement duly executed and delivered by such Junior Lender simultaneously with such issuance;

            (o) Borrower shall comply with all federal, state and local laws, ordinances, regulations and requirements applicable to it and to its business, including (without limitation) federal and state securities laws and zoning laws and ordinances except where the failure to so comply would not have a material adverse effect on Borrower;

            (p) For so long as the Note is outstanding the Borrower shall meet the following financial tests:

                  (i) MINIMUM REVENUES. Revenues of the Borrower for the
            financial quarters listed below shall be equal to or greater than the amount specified opposite such date:

                  Quarter ending on or about        Minimum Revenues
                  --------------------------        ----------------
                  September 30, 1999                    $375,000
                  December 31, 1999                      375,000
                  March 31, 2000                         550,000
                  June 30, 2000                          600,000
                  September 30, 2000                     625,000
                  December 31, 2000                      625,000
                  March 31, 2001                         875,000
                  All subsequent quarters                875,000

                  (ii) EBITDA. EBITDA of the Borrower for the financial quarters listed below shall be equal to or greater than the amount specified opposite such date:

                  Quarter ending on or about          EBITDA
                  --------------------------          ------
                  September 30, 1999                $(500,000)
                  December 31, 1999                  (350,000)
                  March 31, 2000                     (200,000)
                  June 30, 2000                        50,000
                  September 30, 2000                  100,000
                  December 31, 2000                   150,000
                  March 31, 2001                      200,000
                  All subsequent quarters             200,000

                  (iii) INTEREST COVERAGE. After September 30, 2000, Interest
            Coverage of the Borrower for the financial quarters listed below shall be equal to or greater than the coverage ratio specified opposite such date:

            Quarter ending on or about                       Coverage Ratio
            --------------------------                       --------------
            September 30, 2000 and all subsequent quarters       1.5:1

                  (iv) MINIMUM NET WORTH. The Net Worth of the Borrower for the
            periods listed below shall be equal to or greater than the amount specified opposite such periods:

                       Period                       Minimum Net Worth
                       ------                       -----------------
            July 13, 1999 - March 31, 2000           $ (1.5 million)
            April 1, 2000 - December 31, 2000          (1.2 million)
            January 1, 2001 - December 31, 2001            (500,000)
            January 1, 2002 - December 31, 2002             300,000
            All subsequent periods through                  500,000
            the Maturity Date

                  (v) CASH FLOW COVERAGE. The ratio represented by all Cash
            In-Flows divided by all Cash Outflows at all times shall be equal to or greater than 1.1:1;

                  (q) The Borrower will complete the proposed Offering in an amount of not less than $12 million by December 31, 2000;

                  (r) If (i)(A) at year end 1999 or (B) if at the end of each month from January 2000 through April 2000, the Borrower has not achieved the revenue and EBITDA levels for such period shown on the cash flow analysis projections attached hereto as Schedule 10.1(r) (the "Cash Flow Analysis Projections") or (ii) for each month after April 2000, -- the Borrower has not achieved (A) revenues of at least $300,000 and (B) --- a positive EBITDA, the compensation amounts of the Principals are to be reduced by an annualized rate of $100,000 (a monthly rate of $8,333) (such reductions, the "Mandatory Compensation Reductions"). The Mandatory Compensation Reductions are to be for the full rate specified in the preceding sentence and shall not take into account any payments required to be made for any applicable federal and state income taxes or any other withholdings on any such deferred amount. The Company may not, and hereby covenants that it shall not, designate any cash amounts to be paid to the Principals in lieu of the Mandatory Compensation Reductions. Such Mandatory Compensation Reductions shall be deferred for payment until certain commercial targets (such targets to be determined by Lender (taking into account the amount by which the Cash Flow Analysis Projections were not met) at its sole discretion at such time) have been attained;

                  (s) Borrower shall keep all Source Code in a fireproof, storage facility separate from the Borrower's chief place of operations; and

                  (t) Borrower shall ensure that, prior to repayment in full of the Loans, no "Associate" (as such term is defined in the SBA Regulations) of the Lender shall own five percent (5%) or more of voting equity interests or total equity interests (including potential interests) in the Borrower.

SECTION 11. CERTAIN NEGATIVE COVENANTS

      11.1 Until such date as the Loan is repaid in full, except with the prior written consent of Lender (whose consent may be refused without explanation and without any legal recourse by Borrower), Borrower will not:

            (a) [intentionally omitted]

            (b) except for the subordinated loans (evidenced by the Junior Notes in an aggregate maximum principal amount of $1,500,000) permitted herein, incur any indebtedness for borrowed money including any capitalized lease arrangements or;

            (c) engage in any line of business materially different from those which Borrower is now engaged in except as set forth in Schedule 10.1(g);

            (d) become a party to any merger or consolidation with any corporation, company or entity of any kind whatsoever, or sell substantially all of its assets, or otherwise liquidate or dispose of its business;

            (e) sell any of its securities in a public offering, sell any of its assets other than in the ordinary course of business or sell Shares at such prices or in such amounts that the holdings of the Principals of common equity will be reduced to below 51% of the outstanding Shares;

            (f) become a guarantor of obligations of any other person, firm, corporation or entity, except in connection with depositing checks and other instruments for the payment of money acquired in the normal course of its business;

            (g) transfer, sell, lease or in any other manner convey to any person other than in the ordinary course of its business any equitable, beneficial or legal interest in any of the Collateral securing the Loan;

            (h) except as otherwise contemplated herein, create or permit to exist any mortgage interest, pledge, security interest, title retention device, or other encumbrance in the Collateral securing the Note junior to Lender's lien or security interest thereon, except for liens of taxes and assessments not delinquent or contested in good faith, or those machinery and equipment purchases and leases which may arise in the ordinary and necessary course of business;

            (i) knowingly permit any judgment obtained against Borrower which is not covered by insurance (as evidenced by a written acknowledgement of such coverage by the applicable insurance company) in an amount exceeding $10,000 to remain unpaid for a period of thirty (30) days following the entry thereof, without obtaining a stay of execution or bonding or causing such judgment to be bonded;

            (j) except as otherwise contemplated herein, pay any dividends or make any other distributions with respect to its capital stock (including, without limitation, the Shares);

            (k) pay any bonus to or increase the salary of any employee if the effect of such payment would cause a breach of any other representation or covenant made by Borrower in this Agreement;

            (l) increase the salary of and/or pay a bonus to any executive officer of Borrower which in the aggregate exceeds 10% of his compensation for the year;

            (m) [intentionally omitted]

            (n) make any payment to the Principals for salary, bonus, expenses or otherwise (whether or not such salary has been earned or such other payment is due) if the effect of such payment would cause a breach of any other representation or covenant made by Borrower in this Agreement; provided that any payment so deferred may thereafter be made to the extent that such payment would not at the time of such payment cause a breach of any representation or covenant made by Borrower in this Agreement;

            (o) organize or acquire any subsidiary without the prior written consent of Lender in each instance, it being agreed by Borrower that in the event of the organization or acquisition by it of any subsidiary, each and every covenant contained in this Agreement shall apply to each such subsidiary and the financial covenants shall include Borrower and each such subsidiary on a consolidated basis;

            (p) in the event of the organization or acquisition of any subsidiary by Borrower, permit any such subsidiary to perform any act which Borrower has agreed not to perform hereunder; or

            (q) If there has been an Event of Default as described in Section 5.11(a) of the Security Agreement (a "Payment Default"), then, until such Payment Default has been cured, Borrower shall not make any compensation payment whatsoever (whether scheduled or unscheduled) to the Principals or grant to the Principals any bonus or benefit in lien of such compensation payment.

SECTION 12. REPRESENTATION ON BORROWER'S BOARD OF DIRECTORS

      12.1 For so long as the Loan, remains outstanding Lender shall have the right, but not the obligation, to send an observer to all meetings of Borrower's Board of Directors and the Lender shall be entitled to receive notice of all Board meetings in the same course and manner as the directors comprising the Board. Each year, the Borrower shall reimburse Lender's representative for all reasonable costs and expenses incurred by Lender's representative in connection with observing one of Borrower's Board of Directors' meetings.

      12.2 Upon the occurrence, and continuation, for three months of a default by Borrower of any of its covenants under this Agreement or any of the Collateral Documents, Lender shall have the right to designate a director to Borrower's Board of Directors. Under the circumstances set forth in the preceding sentence, Borrower shall take such steps, or cause such steps to be taken, including, if necessary, amending the by-laws and increasing the size of the Board so as to permit the election of Lender's designee to the Board. Upon appointment of Lender's representative to the Board, Borrower shall reimburse Lender's representative for all costs and expenses incurred by Lender's representative in connection with attending each of Borrower's Board of Directors' meetings and performing his services as a member of the Borrower's Board of Directors.

SECTION 13. IRREGULAR PAYMENT

      13.1 Lender may accept late payments and partial payments even though marked "payment in full" or words of similar import, without losing any of its rights under this Agreement or under the Notes.

SECTION 14. DELAY IN ENFORCEMENT

      14.1 Lender may delay in enforcing its rights under this Agreement or a Collateral Document without losing or prejudicing such rights.

SECTION 15. NO BROKER

      15.1 Borrower represents and warrants to Lender that it has not dealt with any broker or finder, whether or not licensed, in connection with this Agreement or the loan transactions under this Agreement.

      15.2 Borrower agrees to defend, indemnify and hold harmless Lender from any and all Claims and Expenses based on, or arising from, its representations and warranties in Section 9.

SECTION 16. LOAN EXPENSES

      16.1 Borrower agrees to pay, promptly after demand is made, all reasonable out-of-pocket expenses incurred by Lender in connection with the making, amending, perfection, enforcement or payment or liquidation of the Loan which is the subject of this Agreement, including (but not limited to) Lender's legal fees and disbursements. It is understood that the legal fees shall be capped at $20,000 plus reasonable disbursements for the making of this Agreement only.

SECTION 17. NOTICES

      17.1 Unless otherwise expressly provided elsewhere in this Agreement, any notice, request, consent, election, demand or other communication ("notice") to be given or made by the parties under this Agreement must be in writing and either:

            (a) delivered by hand, telecopier or overnight delivery by Federal Express or other recognized carrier; or

            (b) sent by certified or registered mail, return receipt requested, postage prepaid.

      17.2 Each notice to be given:

            (a) to Lender, will be addressed to:

                  Abraham Goldstein, Managing Director
                  InterEquity Capital Partners, L.P.
                  220 Fifth Avenue
                  New York, New York 10001

            (b) to Borrower, will be addressed to it at its address set forth in the preamble on page 1 of this Agreement, Attn: Chief Financial Officer.

      17.3 A copy of each notice must be sent simultaneously and in like manner to the following persons:

            (a) (in case of a notice to Lender) to:

                  Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, NY  10022
                  Attn: Elizabeth Evans, Esq.

            (b) (in the case of a notice to Borrower) to:

                   Morse, Zelnick, Rose & Lander, LLP
                   450 Park Avenue
                   New York, NY 10022
                   Attn:  Howard L. Weinreich, Esq.

      17.4 Borrower and Lender may, by notice to the others, change the address to which future notices are to be sent or add or change a person to whom a notice or a copy of a notice is to be sent.

      17.5 Unless otherwise provided elsewhere in this Agreement, each notice shall be considered to be given on:

            (a) the date delivered by hand or telecopier (unless it is not a business day or is not received before 5:30 P.M., in which case the notice shall be considered given on the next business day after being sent);

            (b) the next business day after being sent by overnight courier;

            (c) the third full business day following the date of mailing postage prepaid in the United States Mail.

However, a notice of a change of address of person pursuant to Section 17.4 shall not be deemed given until received.

      17.6 A notice that is mailed must be deposited into an official mail depository maintained by the United States Postal Service or (if mailed outside the United States) by an equivalent postal authority.

      17.7 Failure to accept a notice is deemed receipt of it and does not invalidate the notice or excuse the performance of an obligation.

SECTION 18. ENTIRE AGREEMENT

      18.1 All prior and contemporaneous statements, representations, promises, understandings, agreements, projections and opinions, whether written or oral made to each other with regard to this transaction, are merged in this Agreement and the Collateral Documents. This Agreement and the Collateral Documents constitute the entire agreement of the parties.

      18.2 The Borrower understands that the covenants set forth in this Loan Agreement are in addition to the covenants set forth in the Security Agreement and the Patent and Trademark Assignment.

SECTION 19. CHANGES AND WAIVERS

      19.1 A provision of this Agreement will be considered to have been changed or waived only if the change or waiver is expressly made in writing signed by the party to be charged.

      19.2 The failure to insist on strict performance of any provision will not mean that the provision has been waived or that the right to insist thereafter on strict performance of that or any other provision has been waived.

SECTION 20. FURTHER ASSURANCES

      20.1 In furtherance of its obligations contained herein, Borrower agrees to execute and deliver such documents as may be necessary in order to close or effectuate or confirm any provisions of this Agreement or the Collateral Documents.

      20.2 Borrower acknowledges and agrees that Lender will not be required to be party to that certain Shareholders' Agreement made as of April 30, 1999 between the Borrower and the Junior Lenders.

SECTION 21. GOVERNING LAW; VENUE FOR LAWSUITS

      21.1 The laws of the State of New York will govern this Agreement and the interpretation and enforcement of its provisions, without regard to legal principles of conflict of laws.

      21.2 The parties each hereby agree that any action, suit or proceeding under this Agreement shall be brought in the State of New York, and each party hereby submits to the jurisdiction of the courts of the State of New York (both State and Federal). Borrower hereby irrevocably appoints Morse, Zelnick, Rose & Lander, LLP as its authorized agent upon whom process may be served in any such action, suit or proceeding. Borrower agrees that service of process on such agent with a copy of such process delivered to it in the manner permitted under
Section 17 shall constitute effective service upon it. Borrower agrees to take any and all actions, including the execution and filing of all documents and instruments, as may be necessary or appropriate to effect and continue the appointment of such agent in full force and effect, or if necessary by reason of any fact or condition relating to such agent, to replace such agent to the satisfaction of Lender and Borrower agrees that service of process upon such agent or any replacement therefore with a copy to it shall be deemed in every respect effective service of process in any such suit, action or proceeding in any such court.

SECTION 22. WAIVER OF JURY TRIAL

      22.1 Each Party waives the right to a trial by jury in any litigation arising under this agreement or under any Collateral Document.

      22.2 Any claim for which a jury trial cannot legally be waived shall not be asserted as a counterclaim or joined with any lawsuit in which a jury trial is waived, unless the failure to assert it would prevent the claim from being made later.

SECTION 23. INVALID PROVISIONS SEVERED

      23.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of the other provisions, which shall be enforced to the fullest extent permitted by law.

SECTION 24. CAPTIONS; EXHIBITS; AND GRAMMAR

      24.1 The paragraph captions are for convenience only. They are not part of the text of this Agreement and are not to be used to interpret its provisions.

      24.2 All Exhibits and Schedules to this Agreement are incorporated in, and are part of, this Agreement as fully as though set forth herein.

      24.3 Unless otherwise specified, all references in this Agreement to a Section, paragraph Schedule or Exhibit mean a Section, paragraph Schedule or Exhibit of this Agreement or an Exhibit attached to this Agreement.

      24.4 The use of the singular includes the plural and the use of any gender includes any other gender whenever required by the sense of this Agreement.

SECTION 25. REIMBURSEMENT FOR ENFORCEMENT

      25.1 In the event Borrower fails to perform any of its obligations under this Agreement or under any Collateral Document, then Borrower shall pay any and all Claims and Expenses incurred by the Lender in enforcing or establishing its rights hereunder or thereunder.

SECTION 26. NO NEGATIVE CONSTRUCTION AGAINST DRAFTING PARTY

      26.1 The parties acknowledge that they are sophisticated and are represented by experienced, knowledgeable attorneys. The parties agree that the normal rules of construction to resolve ambiguities against the party whose counsel drafted this Agreement shall not be followed in the interpretation of this Agreement. Consequently, no negative inference or interpretation shall be made by a court in enforcing the provisions of this Agreement against the party whose attorney drafted this Agreement.

SECTION 27. NO OTHER PARTIES

      27.1 The representations, warranties and agreements of Borrower contained herein are intended solely for the benefit of Lender, and shall confer no rights hereunder, whether legal or equitable, in any other third person, and no other person shall be entitled to rely thereon.

SECTION 28. COUNTERPARTS

      28.1 This Agreement may be signed in counterparts, each of which will be deemed an original document. All counterparts will constitute one document which may be sufficiently evidenced by one such counterpart. Each counterpart will be binding on the signatory to such counterpart notwithstanding that it is not signed by both signatories to this Agreement.

SECTION 29. INDEMNIFICATION

      29.1 Borrower agrees to indemnify Lender, its officers, directors, principals and affiliates from and against any Claims and Expenses incurred or suffered by them or any of them arising out of the transactions contemplated hereunder, except for any Claim or Expense that is solely the result of Lender's gross negligence or willful misconduct.

      29.2 If the facts giving rise to any such indemnification shall involve any claim or demand by any third party against Lender, the Borrower shall be entitled to defend or prosecute such claim at its expense and through counsel of its own choosing reasonably acceptable to Lender, if it advises the Lender in writing of its intention to do so within fifteen (15) days after notice of such claim has been given to the Borrower (without prejudice to the right of Lender to participate at its expense through counsel of its own choosing). Lender shall cooperate in the defense and/or settlement of such claim, but shall be entitled to be reimbursed for all costs and expenses incurred by it in connection therewith.

SECTION 30. SUCCESSORS AND ASSIGNS

      30.1 This Agreement shall bind Borrower and its successors. Borrower may not assign this Agreement without the written consent of Lender.

      30.2 This Agreement shall be binding upon and shall inure to the benefit of Lender, its successors and assigns.

SECTION 31. RELEASE OF COLLATERAL

      31.1 Upon complete satisfaction of all amounts owed in connection with any Loan made hereunder Lender will (a) release the Assignment of Patents and Trademarks assigned to it as Collateral herewith, (b) execute UCC-3 Termination Statements in all appropriate jurisdictions and (c) release the Copyright Security Agreement.

      31.2 Lender acknowledges and agrees that, upon complete satisfaction of all amounts owed in connection with any Loan, that the obligations set forth in
Section 4.4 hereof will no longer be secured by the Collateral.

                           [INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF Borrower and Lender have executed this Agreement and affixed their seals as of the date first above stated.

                                    AD-STAR SERVICES INC.


                                    /s/ Leslie Bernhard
                                    ____________________________________
                                    Name:  Leslie Bernhard
                                    Title:    President



                                    INTEREQUITY CAPITAL PARTNERS, L.P.


                                    By: /s/ Abraham Goldstein
                                    ____________________________________
                                    Name:   Abraham Goldstein
                                    Title:    Managing Director


                                       29